                                                                EXHIBIT 12b

                       FERRO CORPORATION AND SUBSIDIARIES
                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                      PER REGULATION S-K 229.503 (ITEM 503)

                                                                    BEFORE                            BEFORE                BEFORE
                                NINE MONTHS                        ACCT CHG                        RESTRUCTURING          LITIGATION
                                 SEPTEMBER   DECEMBER  DECEMBER    DECEMBER   DECEMBER   DECEMBER    DECEMBER   DECEMBER   DECEMBER
                                   1995        1994      1993        1993       1992       1991        1991       1990       1990
                                -----------  --------  --------    --------   --------   --------    --------   --------   --------
Earnings:
  Pre-Tax Income                 61,143       74,306    89,289       89,289     97,689     65,649     65,649     55,509     55,509
    Extraordinary Charges                              (37,764)(1)       --         --    (45,300)(2)     --    (12,000)(3)     --
  Add: Fixed Charges             15,959       17,372    16,664       16,664     15,552     17,297     17,297     23,634     23,634
  Less: Preferred Dividend       (3,399)      (4,598)   (4,675)      (4,675)    (4,772)    (4,878)    (4,878)    (4,925)    (4,925)
  Less: Interest Capitalization    (617)      (1,041)   (1,108)      (1,108)      (753)    (1,629)    (1,629)    (1,032)    (1,032)
                                 ------       ------    ------      -------    -------     ------     ------     ------     ------
        Total Earnings           73,086       86,039    62,406      100,170    107,716     31,139     76,439     61,186     73,186
                                 ======       ======    ======      =======    =======     ======     ======     ======     ======

Fixed Charges:
  Interest Expense               11,343       10,933    10,081       10,081      9,227      9,940      9,940     16,827     16,827
  Interest Capitalization           617        1,041     1,108        1,108        753      1,629      1,629      1,032      1,032
  Preferred Dividend              3,399        4,598     4,675        4,675      4,772      4,878      4,878      4,925      4,925
  Interest Portion of
    Rental Expense                  600          800       800          800        800        850        850        850        850
                                 ------       ------    ------      -------    -------     ------     ------     ------     ------
        Total Fixed Charges      15,959       17,372    16,664       16,664     15,552     17,297     17,297     23,634     23,634
                                 ======       ======    ======      =======    =======     ======     ======     ======     ======

          Total Earnings         73,086       86,039    62,406      100,170    107,716     31,139     76,439     61,186     73,186

Divided By:
  Total Fixed Charges            15,959       17,372    16,664       16,664     15,552     17,297     17,297     23,634     23,634
                                 ------       ------    ------      -------    -------     ------     ------     ------     ------

          Ratio                    4.58         4.95      3.74         6.01       6.93       1.80       4.42       2.59       3.10

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(1) Pre-tax effect of FAS 106, accounting for retiree benefits.
(2) Pre-tax effect of restructuring charges.
(3) Pre-tax effect of litigation charge.

Note: Amortization of debt expense and discounts and premiums were deemed immaterial to the above calculations. Interest portion of rental expense are conservative estimates based on actual amounts from prior years.